Exhibit 99.1
[LOGO]
NATURAL GAS SERVICES GROUP, INC.

FOR IMMEDIATE RELEASE	For More Information, Contact:
July 28, 2005	Stephen C. Taylor, President & CEO
800-580-1828
Jim Drewitz, Investor Relations
972-355-6070
NATURAL GAS SERVICES GROUP, INC. ANNOUNCES
REDEMPTION OF PUBLIC WARRANTS
MIDLAND, TEXAS, July 28, 2005 – Natural Gas Services Group, Inc. (AMEX:NGS), a leading equipment and services provider to the oil and natural gas industry, announces it will redeem its outstanding common stock purchase warrants (AMEX:NGS.WS.) that were issued in connection with Natural Gas Services Group’s (NGS) initial public offering in October 2002 (the “IPO Warrants”). The exercise deadline for holders of IPO Warrants to convert to common stock before the IPO Warrants are redeemed by Natural Gas Services Group, Inc. is 5:00 p.m., Mountain Daylight Savings Time, on Tuesday, September 6, 2005 (the “Redemption Date”).
Each IPO Warrant is convertible into one share of common stock at an exercise price of $6.25 per share. Failure of the IPO Warrant holders to exercise the right to convert an IPO Warrant to a common share on or before 5:00 p.m. on the Redemption Date will allow NGS to redeem the IPO Warrant at $0.25 per IPO Warrant, without interest. The closing price of NGS’s common stock on July 27, 2005 was $13.70 and the closing price of the IPO Warrants was $7.58.
A total of 1,500,000 IPO Warrants were initially issued in conjunction with NGS’s initial public offering. On July 25, 2005, a total of 1,279,700 IPO Warrants were outstanding.
Since October 2002, 220,300 IPO Warrants have converted to common stock through July 25, 2005, and the Company has received approximately $1,376,875 in proceeds from the conversions. If the remaining 1,279,700 IPO Warrants convert to common stock, the Company would receive an additional $7,998,125 in proceeds. NGS anticipates that approximately $6,200,000 of the total proceeds from the exercise of all IPO Warrants ($9,375,000) will be used to repay a portion of NGS’s outstanding debt and approximately $3,175,000 to fund additional equipment purchases for NGS’s compressor rental fleet.
The IPO Warrants initially became eligible for redemption by NGS at $0.25 per warrant on July 7, 2005, when the closing price of NGS’s common stock first equaled or exceeded $10.9375 for twenty consecutive trading days. NGS is required to provide at least thirty days prior written notice to the holders of the IPO Warrants of its intention to redeem the IPO Warrants, which expire on October 21, 2006. A notice regarding the redemption of the IPO Warrants is expected to be mailed on or about July 29, 2005, to each record holder providing details relating to the redemption, as well as instructions regarding how to exercise the IPO Warrants. Any IPO Warrant not exercised by 5:00 p.m. on the Redemption Date will no longer be exercisable and will be redeemed by NGS for $0.25 per IPO Warrant, without interest. Payment of the redemption price will be made by NGS promptly upon presentation and surrender of the certificates representing the IPO Warrants.
If all of the currently outstanding IPO Warrants are redeemed, rather than exercised by the holders of the IPO Warrants, NGS will pay approximately $319,925 out of its working capital to fund the redemption.
About Natural Gas Services Group, Inc.
NGS is a Midland, Texas based company that manufactures, fabricates, sells, leases and services natural gas compression equipment used in the production of natural gas wells. The Company also manufactures and sells flare and flare ignition systems for gas processing and production facilities. NGS has extensive operations in the major gas-producing basins of Texas, New Mexico, Michigan and Oklahoma.
For more information visit the Company’s website at www.ngsgi.com.
Forward-Looking Statements
The foregoing statements regarding the intentions of Natural Gas Services Group, Inc. with respect to the contemplated redemption and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Natural Gas Services Group, Inc.’s ability to complete the redemption and other transactions described above successfully is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Natural Gas Services Group, Inc. with the Securities and Exchange Commission.
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